Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler Corporate and Investor Relations (510) 284-8851 ami.knoefler@pdl.com	.	Jim Goff Investor Relations (510) 574-1421 james.goff@pdl.com

PDL BIOPHARMA ELECTS BRAD GOODWIN

TO BOARD OF DIRECTORS

Fremont, Calif., April 24, 2006—PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today announced that the company’s Board of Directors elected Bradford S. Goodwin as a member of its Board of Directors.

“Brad’s 25 years of biotechnology industry and financial experience will be valuable as we seek to advance our product pipeline and expand our commercial operations in order to sustain long-term growth and build shareholder value,” said Max Link, Ph.D., PDL BioPharma’s Chairman of the Board of Directors.

Goodwin is Chief Executive Officer of Novacea, a privately-held biopharmaceutical company focused on in-licensing, developing and commercializing novel therapies for cancer. Under his leadership, Novacea has in-licensed three clinical-stage oncology product candidates, including DN-101, which is currently in a pivotal Phase 3 clinical study for the treatment of advanced prostate cancer. He has also led Novacea in raising over $100 million.

Prior to Novacea, Goodwin was President, Chief Operating Officer and Founder of Collabra Pharma, a company focused on pharmaceutical product licensing and development. Before starting Collabra, he held various senior executive positions with Genentech, Inc., including Vice President of Finance, and was responsible for treasury, purchasing, risk management, real estate, controllership, tax and long-range planning.

Goodwin has served on expert advisory committees of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, and holds a B.S. in business administration from the University of California, Berkeley.

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Forward Looking Statements

The information in this press release should be considered accurate only as of the date of the release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release may contain “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. PDL’s actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to PDL’s Annual Report on Form 10-K for the year ended December 31, 2005, including the “Risk Factors” section of that report, and other filings PDL has made with the Securities and Exchange Commission, copies of which may be obtained at the “Investors” section on PDL’s website at http://www.pdl.com. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering antibody humanization technology. Currently, PDL BioPharma’s diverse late-stage product pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, autoimmune and inflammatory diseases, cardiovascular disorders and cancer. Further information on PDL BioPharma is available at http://www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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